Exhibit 10.3

AMENDED AND RESTATED INTELLECTUAL PROPERTY ASSIGNMENT

AND LICENSE AGREEMENT

This Amended and Restated Intellectual Property Assignment and License Agreement (this “Agreement”) is entered into on this 1st day of August, 2009 by and among Suzhou EZTripMart Business Services Co., Ltd., a wholly foreign-owned enterprise established in the People’s Republic of China (“China” or “PRC) with its registered office at Suite 201, 1 Venture House, Modern Industrial Square Phase II, 333 Xing Pu Road, Suzhou Industrial Park, Suzhou, China (“EZT” or “Grantor”); and Shanghai EZTripMart Travel Agency Co., Ltd., a limited liability company incorporated in the PRC with its registered office at 13/F, 200 Taicang Road, Shanghai, China (“Company” or “Grantee”) (Each of EZT and Company is herein referred to as a “Party” and collective as the “Parties”).

RECITALS

1.

EZT engages, among other things, in the business of research and development of computer software and hardware technologies and the provision of related consulting services as well as the provision of management consulting services as set forth in more detail in its business license, and is the owner of the certain Trademarks (defined below).

2.

Company engages, among other things, in the business of travel products and services as set forth in more detail in its business license, including the operation of websites (the “Websites”) for providing travel products and services (the “Business”), and holds a travel agency license and a Value-Added Telecommunication Services License (collectively, “Licenses”).

3.

EZT wishes to assign or license (as the case may be) to Company certain Software, Trademarks and Domain Names to be used in Company’s operation of the Business in accordance with, and subject to, the terms and conditions hereof, and the Company desires to acquire such assignment or license from EZT.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the Parties hereby agree as follows:

1.

CERTAIN DEFINITIONS

The following capitalized terms shall have the following meanings for the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly owns a Controlling interest in, or exercises Control over, such Person, or in or over which such Person directly or indirectly owns a Controlling interest or exercises Control, or that is otherwise directly or indirectly under common ownership or Control with such Person.

“Agreement” has the meaning given to such term in the preamble.

“Assigned Marks” has the meaning given to such term in Section 2(a).

“Business” has the meaning given to such term in Recital 2.

“CIETAC” has the meaning given to such term in Section 7(b).

“Company” has the meaning given to such term in the preamble.

“Control” having the power to direct or appoint the management of a company and “Controlled” or “Controlling” shall have correlative meanings.

“Dispute” has the meaning given to such term in Section 7.

“Dispute Notice” has the meaning given to such term in Section 7(a).

“Domain Names” means the domain names specifically set forth in Schedule 3 hereto.

“Documentation” means the documentation for the Software supplied by EZT to assist Company in the use of such Software.

“Force Majeure” means any event that is beyond the Party’s reasonable control and cannot be prevented with reasonable care, including, but not limited to, acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, lightning, war, epidemic, strikes or riot.  However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure.

“Governmental Authority” means any domestic or foreign court or other governmental or regulatory authority, agency or other body with jurisdiction over any of the assets or properties of any of the Parties.

“Grantee” has the meaning given to such term in the preamble.

“Grantor” or “EZT” has the meaning given to such term in the preamble.

“IPRs” has the meaning given to such term in Section 5(a).

“Licenses” has the meaning given to such term in Recital 2.

“Licensed Marks” means those Trademarks other than the Assigned Marks.

“Losses” has the meaning given to such term in Section 6(a).

“Party” or “Parties” has the meaning given to such term in the preamble.

“Person” means an individual, corporation, joint venture, partnership, enterprise, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

“PRC” or “China” has the meaning given to such term in the preamble.  For the purpose of this Agreement, it shall not include the Hong Kong Special Administrative Region of the PRC, the Macau Special Administrative Region of the PRC and Taiwan.

“Software” means the executable code version of EZT’s software supporting the Websites, as more specifically set for in Schedule 1 hereto.

“Trademarks” means (a) all applications to register registrations and renewals of all trademarks, service marks, logos, designs and Chinese character equivalents; and (b) all unregistered brandnames, trademarks, service marks, certification marks, trade dress, logos, designs, assumed names, Chinese character equivalents for the aforesaid and other indications of origin, including domain names, which items (a) and (b) are owned or controlled by EZT or an Affiliate, and which are set forth on Schedule 2-1 hereto.

“Websites” has the meaning given to such term in Recital 2.

2.

ASSIGNMENT

(a)

Subject to the terms and conditions set forth in this Agreement and any applicable PRC law, Grantor hereby assigns to Grantee, without a grant fee, all applications to register, registrations and renewals of the Trademarks (including the Chinese character equivalents) as set forth on Schedule 2-2 and the Domain Names as set forth on Schedule 3 hereto (the “Assigned Marks”).  Within ten (10) days of the execution of this Agreement, the Parties shall jointly apply to the competent PRC authorities to obtain approval and registration of the assignment of the Assigned Marks from Grantor to Grantee.  Upon the termination of this Agreement, the Assigned Marks shall be reverted and assigned to Grantor without a grant fee.

(b)

Grantee hereby grants back to Grantor an exclusive (except as to Grantee), royalty-free, transferrable, irrevocable, worldwide license to use the Assigned Marks in Grantor’s business, with the right to sublicense, to the extent not contrary to applicable PRC laws and Grantee’s ownership of the Assigned Marks during the term of this Agreement, and shall apply to the relevant Governmental Authorities to obtain necessary approval, registration or recordal of such license (if applicable).

(c)

Grantee acknowledges that the registration of the Assigned Marks in the PRC is presently pending.  Grantee shall take commercially reasonable steps to secure protection of and enforce the Assigned Marks to the fullest extent, including, but not limited to, filing and prosecuting applications of Assigned Marks in respect of the relevant services and/or goods, maintaining the Assigned Marks by filing timely renewals, applying for recordal of Grantor as licensee of the Assigned Marks where necessary and taking all appropriate actions including legal proceedings against any infringement, passing-off or unauthorized use of the Assigned Marks in the PRC.  Grantee shall keep Grantor timely and fully advised of all actions undertaken pursuant to this clause.

3.

LICENSE

(a)

Subject to the terms and conditions set forth in this Agreement and any applicable PRC law, Grantor hereby grants to Grantee, for a monthly royalty of the greater of (i) 5% of revenue of Grantee or (ii) RMB10,000, payable within 15 days after the last day of  each calendar month, a non-exclusive, non-transferable, revocable, limited license to use in China (i) the Licensed Marks and (ii) the Software and Documentation solely for the purposes of carrying out the Business, which permitted use includes the right of Grantee to use the Licensed Mark in its registered business name or tradenames.

(b)

Conditions of Use.

(i)

Grantee shall cause the products and services related to the Business to be labeled, sold and offered under the Licensed Marks  and the Licensed Marks displayed and used in accordance with all applicable laws and regulations of the PRC and in accordance with Grantor’s policies and directions and shall otherwise conform to the same quality level heretofore maintained by Grantor and standard trademark indicia prescribed by Grantor or otherwise required by law such as use of the symbols ®, ™ and SM.

(ii)

Grantee agrees that it (i) shall not use, offer or permit the use of the Licensed Marks in any manner that would tend to injure, demean or dilute the reputation or the value of Grantor or Grantor’s brand, any shareholders or the Affiliates of Grantor, or the Licensed Marks and the goodwill associated therewith; (ii) shall not act in a manner which is, or enter into any oral or written agreement with terms which are, not in compliance with the requirements of this Agreement or the legal requirements of any territory in which Grantee is licensed hereby to use the Licensed Marks; and (iii) shall not adopt or use any variation of the Licensed Marks or any mark or word in any language likely to be similar or confusingly similar to the Licensed Marks.

(iii)

Grantee shall not modify, disassemble, reverse compile, or otherwise reverse engineer any Software. Grantee shall not translate or make derivative work of any Software or Documentation without Grantor’s prior written consent.  Any and all derivative works shall be owned exclusively by Grantor and subject to the terms and conditions of this Agreement.  Grantee may not copy the Software, except for (i) such copies or portions thereof as may be generated as part of the normal operation of such Software, (ii) archival copies of such Software as may be reasonably necessary to support Grantee’s use thereof, and (iii) for disaster recovery purposes.  Grantee may make copies of the Documentation as Grantee reasonably determines to be necessary to support Grantee’s service providers and customers who access the Software.  Grantee may not otherwise copy or reproduce any of the Documentation.  Any such copy of the Software and the Documentation shall be the property of Grantor and subject to the terms and conditions of this Agreement.

(c)

Assignment and Transfer.  Unless express prior written consent is given to such assignment by Grantor (which consent may be withheld by Grantor in its sole discretion), Grantee’s rights and obligations set forth in this Agreement pertaining to the Licensed Marks, Software and Documentation may not be assigned or further sublicensed to any Person by Grantee, whether by operation of law or otherwise, and any assignment or sublicense made or granted contrary to this provision shall be void ab initio.  For purposes of this Section 3(c), a transfer of any direct or indirect ownership interest in Grantee shall be deemed a prohibited assignment.  Grantor retains, and shall have, the right to assign its interest in the Licensed Marks, Software and Documentation as it determines in its sole discretion.

4.

TERMS AND TERMINATION

(a)

Term.

This Agreement shall take effect on the date of execution of this Agreement and shall continue unless terminated pursuant to Section 4(b).

(b)

Termination.

This Agreement may be terminated:

(i)

by Grantor giving notice to Grantee if Grantee has committed a material breach of this Agreement, provided that: (i) if such breach is capable of remedy, it has not been so remedied within 30 days following receipt of notice of breach, or, (ii) if such breach is not capable of remedy, this Agreement shall terminate 5 days following receipt of such notice of breach;

(ii)

by election of Grantor upon a 30-day prior written notice to Grantee;

(iii)

automatically if either Party becomes bankrupt or insolvent or is the subject of proceedings or arrangements for liquidation or dissolution or ceases to carry on its business or admits in writing its inability to pay its debts generally as they come due; or

(iv)

by the Parties’ mutual agreement.

(c)

Effect of Termination.

Any Party electing properly to terminate this Agreement pursuant to this Section 4 shall have no liability to the other Party for indemnity, compensation or damages arising solely from the exercise of such right.  Upon termination of this Agreement for whatever cause:

(i)

Grantee shall forthwith discontinue all use of any or all of the Licensed Marks, Assigned Marks and Software;

(ii)

Grantee shall immediately cease to hold itself out as an owner of any of the Assigned Marks or a licensee of any of the Licensed Marks or Software, or to otherwise howsoever imply to third parties any misleading or untrue commercial connection with Grantor;

(iii)

Grantee shall forthwith sign all documents and take all steps necessary for the removal or cancellation of Grantee as registered user or licensee (if applicable) of the Licensed Marks and Software (if applicable) in relevant Governmental Authorities;

(iv)

Grantee shall forthwith sign all documents and take all steps necessary for the assignment of the Assigned Marks to Grantor. In furtherance of the foregoing, Grantee hereby irrevocably designate and appoint Grantor and its duly authorized officers and agents as Grantee’s agent and attorney-in-fact, to act for and in Grantee’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for the assignment of the Assigned Marks to Grantor with the same legal force and effect as if originally executed by Grantee.

(d)

Survival.

The rights and obligations under Sections 1, 5, 6, 7, 10 and 11 shall survive the expiration or termination of this Agreement.

5.

INTELLECTUAL PROPERTY

(a)

As between the Parties, unless otherwise agreed to by the Parties in writing (such as, the assignment of the Assigned Marks under Section 2(a)), Grantor is the sole and exclusive, legal and beneficial proprietor of all rights, title and interests in and to any and all intellectual property rights (the “IPRs”) subsisting in the Trademarks (subject to Section 2(a)) and Software or arising from the use thereof, including, but not limited to, all good will associated therewith, whether developed by, or in connection with, or related to the use of the Trademarks (subject to Section 2(a)) and Software. Subject to Section 2(a) above, Grantee shall not, whether during or after the term of this Agreement, in any way contest, directly or indirectly, or in any way impair, invalidate or jeopardize Grantor’s IPRs, or aid or encourage others to do so (including without limitation filing any application for any right to or interest in the Licensed Marks or any trademarks or service marks that are similar or confusingly similar to the Licensed Marks and contesting the ownership or the validity of the Licensed Marks or any registration of the Licensed Marks in any jurisdiction).

(b)

Grantee acknowledges that the registration by Grantor of the Licensed Marks in the PRC is presently pending.  Grantee shall comply with all applicable laws and obtain all necessary and appropriate consents, permits and authorizations from Governmental Authorities pertaining to the use of the Licensed Marks and shall take all actions required to effectuate such compliance, including with respect to obtaining any filing of trademark license for the Licensed Marks.

(c)

If Grantor decides to file, in its name as owner, any new application for any trademark, or enforces any IPR of Grantor, Grantee agrees to waive, and to cause its Affiliates to waive, any conflicts with such IPRs and shall render such assistance as is reasonably required in carrying out such filing or enforcement.

(d)

The Parties shall notify each other promptly of any infringement or alleged infringement by a third party of any Trademark, Software or Domain Name, or of any misuse, misappropriation, confusion as to source or origin, passing off, dilution, or cybersquatting by a third party of any Trademark, Software or Domain Name, or of any tortious action by a third party which relates to or affects any of the rights or obligations set forth in this Agreement.  In the event of any such action, Grantor shall have the right, but not the obligation, at its own expense and with the right to all recoveries, to take appropriate legal measures to quiet such action as it deems necessary and sufficient.  Grantor shall determine and/or undertake all matters relating to enforcement of the Licensed Marks and Software.  Grantor will commence and prosecute with the assistance of Grantee any action which Grantor, in its sole discretion, determines is appropriate and necessary to protect the Licensed Marks and Software.  Grantor and Grantee may consult together as to the best course to pursue in connection with the above or other and make all commercially reasonable efforts to cooperate with each other in respect of any legal action relating to the Trademarks, Software or Domain Names.

6.

INDEMNITY; FURTHER REMEDIES

(a)

Indemnity.   Grantee shall indemnify, defend and hold harmless Grantor from all actions, claims, liabilities and expenses, including reasonable attorney’s fees and disbursements (collectively, “Losses”), arising out of or in connection with (i) Grantee’s use of the Trademarks, Software and Domain Names, (ii) the use, sale, promotion, advertising and distribution of any products or services that feature the Trademarks or utilize Software or Domain Name and any other data, documentation or materials that feature the Trademarks or utilize the Software or Domain Name provided or developed by Grantee, its Affiliates, their respective employees or agents pursuant to this Agreement or (iii) any breach of its representations, warranties or covenants in this Agreement, except that the indemnity contained herein shall not have effect where the claim arises by reason of (i) any breach of this Agreement by Grantor and (ii) any invalidity of or defect in the right of Grantor to the Trademarks, Software and Domain Names not caused by an act or default of Grantee.

(b)

Further Remedies/Injunctive Relief.  Grantee acknowledges that use of the Trademarks, Software and Domain Names in contravention of this Agreement may cause irreparable damage to Grantor, the Trademarks, Software and Domain Names, and the goodwill associated therewith.  Grantee further acknowledges that damages may not be an adequate remedy at law for any such use of the Trademarks, Software and Domain Names in contravention of this Agreement, and agrees that in the event Grantee (i) is in material breach of this Agreement, (ii) has been notified by Grantor of the existence of such breach and (iii) has failed to cure such breach within 15 days of such notice if such breach can be cured (or, if such breach cannot be cured within such 15 day period, such Grantee has not commenced such cure in good faith or has not proceeded expeditiously therewith), then Grantor shall be entitled to equitable relief by way of temporary and permanent injunctions, specific performance and such other relief as any court with jurisdiction may deem just and proper.

(c)

Other Actions.  Notwithstanding the provisions of this Section 6, Grantor and Grantee shall have the right to bring an action for damages in respect of any dispute arising under this Agreement.

7.

SETTLEMENT OF DISPUTES

This Agreement shall be governed by procedures other than litigation for settling all claims and disputes (a “Dispute”), under the method set forth in this Section 7.

(a)

If any Dispute arises out of or in connection with this Agreement or the performance, breach, termination or invalidity thereof, any Party shall be entitled to serve a notice of Dispute (a “Dispute Notice”) upon the other Party. The Parties agree, following service of a Dispute Notice, to use their reasonable endeavors to negotiate in food faith to settle such Dispute.

(b)

If the Parties have not settled any such Dispute within 21 days of service of a Dispute Notice then the Dispute shall be settled by arbitration before China International Economic and Trade Arbitration Centre (“CIETAC”) in accordance with the Rules of Arbitration of CIETAC in force at the date of commencement of the arbitration.

(c)

In any arbitration pursuant to Section 7(b):

(i)

the place of arbitration shall be Shanghai, China;

(ii)

the language to be used in the arbitral proceedings shall be both English and Chinese languages;

(iii)

the appointing authority shall be CIETAC; and

(iv)

3 arbitrators shall be appointed to form an arbitration tribunal to resolve a dispute, one each by the claimant and the respondent, and one (the chairman of the arbitration tribunal) by the chairman of the appointing authority.

(d)

When 3 arbitrators have been appointed in any arbitration pursuant to Section 7(c), the award shall be given by a majority decision. If there is no majority, the award shall be made by the chairman of the arbitral tribunal alone.

(e)

Any award given by an arbitral tribunal appointed pursuant to Section 7(c) shall be final and binding. By agreeing to arbitration, the Parties waive irrevocably their right to any form of appeal, review or recourse to any court or other judicial authority.  The losing Party shall be responsible for the fees of CIETAC, the fees of the arbitrators, fees and expenses of the arbitration proceedings and all costs and expenses in relation to the enforcement of any arbitral award, including reasonable attorneys’ fees and expenses.

8.

FORCE MAJEURE

The Party claiming Force Majeure shall notify the other Party without delay.  If either of the Parties is delayed in or prevented from performing its obligations under this Agreement by an event of Force Majeure, only within the scope of such delay or prevention, neither Party shall be responsible for any damage, increased costs or loss which the other Party may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Agreement.  The Party claiming Force Majeure shall take appropriate means to minimize or remove the effects of Force Majeure, and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure.  After the event of Force Majeure is removed, both Parties agree to resume performance of this Agreement with their best efforts.

9.

NO AGENCY; THIRD PARTY BENEFICIARIES

Nothing in this Agreement shall be construed to constitute either Party to be the agent, partner, legal representative, attorney or employee of the other for any purpose whatsoever.  Neither Party shall have the power or authority to bind the other except as specifically set out in this Agreement.  Each Party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any Person other than the Parties hereto.

10.

APPLICABLE LAW

The validity, interpretation and implementation of this Agreement shall be governed by the laws of the PRC.

11.

NOTICES

Notices or other communications required to be given by any Party to the other Party pursuant to this Agreement shall be in writing and delivered or sent by personal delivery, by facsimile, by registered mail or by internationally recognized courier, fees prepaid, to the fax number or address of the relevant Party set forth below or to such other address or fax number as may from time to time be designated by such Party to the other Party.

If to Grantor:

Address:

20/F, 200 Taicang Road

Luwan District

Shanghai 200020, China

Attn:

Mr. Eric Chui

Fax:

86-21 6336-7084

If to Grantee:

Address:

15/F, 200 Taicang Road

Luwan District

Shanghai 200020, China

Attn:

Ms. Coco Hu

Fax:

86-21 6336-2955

Any such notice or communication shall be deemed to have been given if by personal delivery, upon receipt by the addressee; if by facsimile transmission, upon confirmation that the communication was successfully sent to the applicable number; if by registered mail, 7 business days after post; if by courier, 3 business days after delivery to such courier.

12.

SUCCESSORS; ASSIGNMENT

This Agreement shall be binding upon the Parties hereto and, subject to the provisions of this Agreement, their respective successors and permitted assigns.

13.

SEVERABILITY

Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

14.

ENTIRE AGREEMENT; AMENDMENT AND SUPPLEMENT

This Agreement, together with any schedules and exhibits (if any) attached hereto, constitutes the entire understanding of the Parties with respect to the subject hereof, and supersedes all prior oral or written agreements between the Parties.  Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both Parties.  The amendment and supplement shall become part of this Agreement and shall have the same legal effect as this Agreement.

15.

HEADINGS

The headings in this Agreement are inserted for the convenience of reference only and shall not be taken into consideration in the interpretation or construction of this Agreement.

16.

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

[signatures appear on the following page]

IN WITNESS HEREOF, the Parties have caused their respective authorized representatives to execute this Intellectual Property Assignment and License Agreement as of the date first above written.

Grantor:	Grantee:
SUZHOU EZTRIPMART BUSINESS SERVICES CO., LTD. By: /s/ Shu Keung Chui Name: Shu Keung Chui Legal Representative	SHANGHAI EZTRIPMART TRAVEL AGENCY CO., LTD. By: /s/ Deng Ying Name: Deng Ying Legal Representative
(Company Seal)	(Company Seal)

Schedule 1

SOFTWARE

Registration Code	Description

2009SR06623	“Zuwin” Travel Agency Marketplace and related Documentation

“EZTripMart” B2B and B2C Travel Booking and Management System and related Documentation

“Junli.net” Air Ticket Information System and related Documentation

“503” Air-ticketing Management System, related call center software and functional support modules, and related Documentation

Schedule 2-1

TRADEMARKS

Trademarks (cover all classifications under which it is registered):

EZTripMart (& Design)

驿洲（及图形）

Zuwin (& Design)

足印（及图形）

Junli (& Design)

军利（及图形）

Schedule 2-2

ASSIGNED TRADEMARKS

The combined design of “EZTripMart.com” and “驿洲旅行网” (cover only Classes 35, 39 and 43)

足印 (& Design) (cover only Classes 35 and 39)

军利 (& Design) (cover only Class 35)

Schedule 3

DOMAIN NAMES

www.eztripmart.com

www.zuwin.cn

www.junli.net